UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 4, 2015

NICHOLAS FINANCIAL, INC.

(Exact name of registrant as specified in its Charter)

British Columbia, Canada	0-26680	8736-3354
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2454 McMullen Booth Road, Building C Clearwater, Florida	33759
(Address of Principal Executive Offices)	(Zip Code)

(727) 726-0763

(Registrant’s telephone number, Including area code)

Not applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

February 4, 2015 – Clearwater, Florida - Nicholas Financial, Inc. (NASDAQ: NICK) announced that, on January 30, 2015, the Company executed an Amendment to its existing credit facility. Prior to the Amendment, the credit facility provided for a $150.0 revolving line of credit. The Amendment provides for an increase in the credit line of $75 million, bringing the total credit line to $225 million, in the event of the successful completion of the tender offer contemplated below. As previously announced, Nicholas intends to purchase up to $70.0 million (but not less than $50.0 million) in aggregate value of the Company’s outstanding Common shares via a modified “Dutch auction” tender offer. Nicholas currently contemplates that this tender offer will commence on or about February 12, 2015. If such a tender offer is not successfully completed, the credit line will remain at $150.0 million. The termination date of the amended credit facility is January 31, 2018.

Item 2.02	Results of Operations and Financial Condition

February 4, 2015 – Clearwater, Florida - Nicholas Financial, Inc. (NASDAQ: NICK) announced that for the three months ended December 31, 2014, net earnings decreased 2% to $3,769,000 as compared to $3,827,000 for the three months ended December 31, 2013. Per share diluted net earnings decreased 3% to $0.30 for the three months ended December 31, 2014 as compared to $0.31 for the three months ended December 31, 2013. Revenue increased 5% to $21,800,000 for the three months ended December 31, 2014 as compared to $20,761,000 for the three months ended December 31, 2013.

Item 9.01 Financial Statements and Exhibits

Exhibit #	Description

99.1	Press release dated February 4, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

NICHOLAS FINANCIAL, INC.
(Registrant)

Date: February 4, 2015	/s/ Ralph T. Finkenbrink

Ralph T. Finkenbrink
Chairman, President, Chief Executive Officer
(Principal Executive Officer)

Date: February 4, 2015	/s/ Katie L. MacGillivary
Katie L. MacGillivary
Vice President, Chief Financial Officer
(Principal Financial Officer and Accounting Officer)

Exhibit Index

Exhibit	Description

99.1	Press release dated February 4, 2015.